April 26, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (303)300-3284

Thomas M. Herzog
Angeles Partners XII
4582 South Ulster St. Parkway
Suite 1100
Denver, CO 80237

Re:	Angeles Partners XII
	Form 10-K for the year ended December 31, 2004
      File No. 000-13408


Dear Mr. Herzog:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Jorge L. Bonilla
Senior Staff Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 1